Exhibit 21.1

List of Subsidiaries

Subsidiary	Place of Incorporation
Biomax Holdings Pte Ltd	Singapore
Biomax Green Ptd Ltd	Singapore
Greenwaze Ecology Sdn Bhd	Malaysia
Blu Bio (M) Sdn Bhd	Malaysia
SunHo Global Ptd Ltd	Singapore
SunHo Green (HK) Limited	Hong Kong